Filed Pursuant to Rule 424(b)(3)
Registration No. 333-187896

PROSPECTUS SUPPLEMENT NO. 3
To Prospectus dated May 21, 2013

OvaScience, Inc.

3,888,880 Shares of Common Stock

This prospectus supplement no. 3 supplements the prospectus dated May 21, 2013, relating to the offering and resale by the selling stockholders identified herein of up to 3,888,880 shares of our common stock, par value $0.001 per share. These shares were privately issued to the selling stockholders in connection with a private placement transaction that closed on March 18, 2013. We will not receive any proceeds from the sale of these shares by the selling stockholders. The selling stockholders may sell the shares as set forth herein under “Plan of Distribution.” For a list of the selling stockholders, see the section entitled “Selling Stockholders” on page 61 of the prospectus. We have borne and will continue to bear the costs relating to the registration of these shares.

This prospectus supplement incorporates into our prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on July 30, 2013.

Our common stock is listed on The NASDAQ Global Market under the symbol “OVAS.” On July 26, 2013, the last reported sale price of our common stock on The NASDAQ Global Market, was $12.63 per share. The selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

We may amend or supplement the prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” as defined under the federal securities laws, and, as such, are eligible for reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Investment in our common stock involves risks. See “Risk Factors” beginning on page 5 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 30, 2013

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 30, 2013

OvaScience, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35890	45-1472564
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 First Street, Suite 240 Cambridge, Massachusetts	02142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 500-2802

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On July 30, 2013, OvaScience, Inc. (the “Company”) announced the appointment of Arthur Tzianabos, Ph.D., to the position of Chief Scientific Officer. The press release of the Company announcing such appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press release dated July 30, 2013

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVASCIENCE, INC.

Date: July 30, 2013	/s/ Christopher M. Lindblom
Christopher M. Lindblom
Vice President of Finance and Treasurer

3

Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

OvaScience Appoints Arthur Tzianabos, Ph.D., to Chief Scientific Officer

CAMBRIDGE, Mass., July 30, 2013 — OvaScienceSM, (NASDAQ: OVAS), a life sciences company focused on the discovery, development and commercialization of new treatments for infertility, announced today the appointment of Arthur Tzianabos, Ph.D., to the position of Chief Scientific Officer.  Dr. Tzianabos joins OvaScience from Shire Human Genetic Therapies, where he led the discovery and development of new therapeutics from concept through commercialization, as well as product expansion and business development efforts.

“Arthur’s success in driving major scientific discoveries through clinical development to commercialization, and his diverse technical background in cell biology, will make him an excellent addition to our team,” said Michelle Dipp, M.D., Ph.D., Chief Executive Officer of OvaScience.  “Arthur also shares our commitment to solving medical problems in areas of high unmet need.  Together, we are determined to help women with infertility by developing new treatments, the first of which we plan to make available in the second half of 2014.”

Dr. Tzianabos brings to OvaScience more than 20 years of experience in drug discovery and development, strategic planning, portfolio management, business development and alliance management.  He joins OvaScience from Shire, where he most recently served as Senior Vice President and Head, Research and Early Development.  During his eight years at Shire, he served in roles of increasing responsibility and was instrumental in the development of the human genetic therapies pipeline following Shire’s acquisition of Transkaryotic Therapies, Inc. in 2005.  Prior to Shire, Dr. Tzianabos was an Associate Professor of Medicine at Harvard Medical School and maintained laboratories at the Channing Laboratory, Brigham and Women’s Hospital and the Department of Microbiology and Molecular Genetics at Harvard Medical School.  His research at Harvard led to the discovery of a new class of immunoregulatory, T cell-dependent antigens, which formed the basis for technologies licensed by two biotechnology companies and Eli Lilly and Company for clinical development.  During his time at Harvard, he served as a consultant to several biotechnology companies, including Genzyme Corporation and Eli Lilly.  Dr. Tzianabos has published more than 80 scientific papers, book chapters and patents in the field of immunology, glycobiology and infectious disease, and was on the Board of Directors of bluebird bio and ArmaGen Technologies.  He holds a B.S. in biology from Boston College and a Ph.D. in microbiology from the University of New Hampshire.

“OvaScience offers an exciting opportunity to translate the groundbreaking discoveries of the founding scientists and researchers in the fertility field by helping advance the development of products that have the potential to dramatically improve treatment for female infertility,” said Dr. Tzianabos.  “I look forward to supporting the ongoing development and commercial preparation activities that are underway for AUGMENTSM, driving the preclinical work required to move

OvaTureSM into the clinic, and exploring new opportunities to expand the Company’s product pipeline.”

Dr. Tzianabos succeeds Scott Chappel, Ph.D., who remains a member of the Company’s Scientific Advisory Board.

About OvaScience

OvaScience (NASDAQ: OVAS) is a life sciences company focused on the discovery, development and commercialization of new treatments for infertility.  The Company’s patented technology is based on the discovery of egg precursor cells (EggPCSM), which are found in the ovaries.  By applying proprietary technology to identify and purify EggPCs, OvaScience is developing potential next generation in vitro fertilization (IVF) technologies.  The Company currently has two product candidates in development: OvaTureSM, which seeks to create mature fertilizable eggs from a woman’s own EggPCs without the need for hormone injections, and AUGMENTSM, which aims to improve egg quality and increase the success of IVF.  OvaScience’s team of scientists, physicians and advisers includes recognized leaders in the field of reproductive medicine. For more information, please visit www.ovascience.com and connect with us on Twitter and Facebook.

Forward-Looking Statements

This press release includes forward-looking statements about the prospects for the Company’s technology in addressing female infertility, the Company’s strategy, future plans and prospects, including statements regarding the development and planned launch of the Company’s product candidates, including AUGMENT. Any statements in this release about our strategy, plans, prospects and future expectations, financial position and operations, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “aim,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: our expectations regarding the regulatory approvals required for AUGMENT; the science underlying our two product candidates (AUGMENT and OvaTure), which is unproven; our ability to obtain, maintain and protect intellectual property utilized by our products; our ability to obtain additional funding to support our activities; our dependence on third parties; the successful development of, and ability to obtain regulatory approval for, our product candidates; our ability to commercialize our product candidates, including AUGMENT, on the timeline we expect, if at all; competition from others; and our short operating history; as well as those risks more fully discussed in the “Risk Factors” section of our most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K. The forward-looking statements contained in this press release reflect our current views with respect to future events.  We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our view as of any date subsequent to the date hereof.

Contact:

Theresa McNeely

EVP, Strategic Corporate Communications

OvaScience, Inc.

tmcneely@ovascience.com

617-299-7356